Exhibit 99.1

FOR IMMEDIATE RELEASE:	For further information, contact:
Patrick Cassidy
ir@mariner-energy.com
(713) 954-5558
Mariner Energy Reports 2009 Second Quarter Results
Houston, Texas/August 6, 2009 — Mariner Energy, Inc. (NYSE: ME) today reported second quarter 2009 operating and financial results. The company reported net income of $17.2 million for the three-month period ended June 30, 2009, with fully-diluted earnings per share (EPS) of $0.19. For the same period in the prior year, Mariner reported net income of $123.4 million with fully diluted EPS of $1.39.
Highlights for the second quarter 2009 include:
•	Production commenced from the Geauxpher field on Garden Banks Block 462 less than a year from discovery with initial gross production rates of approximately 115 million cubic feet of natural gas equivalent per day (MMcfe/d). The field, which is located in water depths of 2,700 feet, is currently producing approximately 105 MMcfe/d.

•	Success at Mariner’s Deadwood exploration play in West Texas with the evaluation of results from initial production tests and the addition of 2,000 net acres to the company’s position in the Permian Basin.

•	Mariner raised net proceeds of approximately $446 million through concurrent equity and debt offerings to improve the company’s liquidity and reduce its overall leverage.

•	Mariner collected payment on approximately $50 million of insurance claims relating to hurricane damage and anticipates additional collections in the second half of the year.

•	In the first six months of 2009, Mariner generated more than $280 million in operating cash flow (please see end of this release for prior year data and reconciliation of this non-GAAP measure).

•	Owing to positive results in the company’s liquidity, improvement in oil prices and reductions in service costs, Mariner recently increased its 2009 capital program by approximately $50 million predominantly to fund oily, long-life projects in the Permian Basin.
“During the second quarter we increased production from first quarter 2009 and proactively fortified our balance sheet. We are in the enviable position of strong cash flow and excellent liquidity, enabling us to weather events outside our control and capitalize on opportunities that may develop in this challenging environment,” said Scott D. Josey, Mariner’s Chairman, Chief Executive Officer and President.
SECOND QUARTER 2009 RESULTS
For the three-month period ended June 30, 2009, Mariner reported net income of $17.2 million, or $0.19 per basic and fully-diluted share. This compares with net income of $123.4 million and basic and fully-diluted earnings per share of $1.40 and $1.39, respectively, for the same three-month period in the prior year. The lower year-over-year results are due primarily to lower commodity prices and decreased production volumes.

Net production for second quarter 2009 was 32.9 billion cubic feet of natural gas equivalent (Bcfe), compared with 36.4 Bcfe for second quarter 2008. Total natural gas net production for second quarter 2009 was 23.8 billion cubic feet (Bcf), compared with 24.4 Bcf for the same period in the prior year. Total net oil production for second quarter 2009 was 1.2 million barrels (MMBbls), compared with 1.5 MMBbls for the same period in 2008. Natural gas liquids (NGL) net production for second quarter 2009 was 0.3 MMBbls, compared with 0.5 MMBbls for second quarter 2008.
For second quarter 2009, Mariner’s average realized natural gas price was $5.98 per thousand cubic feet (Mcf) compared with $10.27 per Mcf for the same period in 2008. Mariner’s average realized oil price was $66.91 per barrel (Bbl) for second quarter 2009, compared with $96.24 per Bbl for second quarter 2008. The average realized NGL price was $24.68 per Bbl for second quarter 2009, compared with $64.69 per Bbl for the same period in 2008. Average realized prices reflect settlements during the period under Mariner’s hedging program.
OPERATIONAL UPDATE
Offshore
Mariner drilled three offshore wells in the second quarter 2009, one of which was successful:

		Working	Water Depth
Well Name	Operator	Interest	(Ft)	Location
Vermillion 380 A16 ST 2	Mariner	100.0%	340	Conventional Shelf
Unsuccessful wells during the second quarter included Mariner’s Cordage deep shelf prospect (West Cameron 207) and a non-operated well at South Timbalier 316A4.
Subsequent to the end of second quarter 2009, Mariner drilled two wells, one of which was successful:

		Working	Water Depth
Well Name	Operator	Interest	(Ft)	Location
Vermillion 380 A3 ST1	Mariner	100.0%	340	Conventional Shelf
Mariner’s Arden prospect (Garden Banks 949) reached its target depth after quarter end and was determined to be unsuccessful.
Onshore
In the second quarter of 2009, Mariner drilled seven wells in the Permian Basin, all of which were successful. As of August 1, 2009, one rig was operating on Mariner’s Permian Basin properties.
CONFERENCE CALL TO DISCUSS RESULTS
A conference call has been scheduled for 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, August 7, 2009, to discuss second quarter 2009 financial and operating results.
To participate in the call, please dial one of the numbers listed below at least 10 minutes prior to the scheduled start time:

Callers from the United States and Canada:	+1 (866) 804-6929
Callers from International locations:	+1 (857) 350-1675.
The conference passcode for both numbers is 6009 5145.

The call also will be webcast live over the Internet and can be accessed through the Investor Information section of Mariner’s website at http://www.mariner-energy.com.
A telephonic replay of the call will be available through August 17, 2009 by dialing (888) 286-8010 or (617) 801-6888, pass code 4318 3816. An archive of the webcast will be available shortly after the call on Mariner’s website through September 30, 2009.
About Mariner Energy, Inc.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company headquartered in Houston, Texas, with principal operations in the Permian Basin and the Gulf of Mexico. For more information about Mariner, please visit its website at www.mariner-energy.com.
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MARINER ENERGY, INC.
SELECTED OPERATIONAL RESULTS (1)
(Unaudited)
Net Production, Realized Pricing and Operating Costs

	Three Months Ended
	June 30,
	2009	2008

Net production:
Natural gas (Bcf)	23.8	24.4
Oil (MMBbls)	1.2	1.5
Natural gas liquids (MMBbls)	0.3	0.5
Total production (Bcfe)	32.9	36.4

Realized prices (net of hedging):
Natural gas ($/Mcf)	$5.98	$10.27
Oil ($/Bbl)	66.91	96.24
Natural gas liquids ($/Bbl)	24.68	64.69

Operating costs per Mcfe:
Lease operating expense	$1.43	$1.55
Severance and ad valorem taxes	0.11	0.14
Transportation expense	0.14	0.12
General and administrative expense	0.64	0.37
Depreciation, depletion and amortization	3.05	3.88

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.

MARINER ENERGY, INC.
COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS OF OPERATIONS (1)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2009	2008
Revenues:
Natural gas sales	$142,363	$250,278
Oil sales	78,954	144,556
Natural gas liquids sales	8,193	33,057
Other revenues	2,460	1,561
Total revenues	231,970	429,452
Cost and Expenses:
Lease operating expense	47,092	56,427
Severance and ad valorem taxes	3,730	5,263
Transportation expense	4,575	4,204
General and administrative expense	21,122	13,615
Depreciation, depletion and amortization	100,282	141,454
Full cost ceiling test impairment	—	—
Other miscellaneous expense	2,758	303
Total costs and expenses	179,559	221,266
OPERATING INCOME	52,411	208,186

Interest:
Income	302	281
Expense, net of capitalized amounts	(16,972)	(17,563)

Income before taxes	35,741	190,904
Provision for income taxes	(18,528)	(67,416)

Net income	$17,213	$123,488
Less: net loss attributable to noncontrolling interest	—	(98)
NET INCOME ATTRIBUTABLE TO MARINER ENERGY, INC.	$17,213	$123,390

Earnings per share:
Net income per share—basic	$0.19	$1.40
Net income per share—diluted	$0.19	$1.39

Weighted average shares outstanding—basic	91,799	87,984
Weighted average shares outstanding—diluted	92,153	88,828

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.

MARINER ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2009	2008
Current Assets
Cash and cash equivalents	$33,648	$3,209
Receivables, net of allowances	157,009	219,920
Insurance receivables	25,826	13,123
Derivative financial instruments	70,849	121,929
Intangible assets	1,333	2,334
Prepaid expenses and other	25,535	14,438

Total current assets	314,200	374,953
Property and Equipment
Proved oil and gas properties, full-cost method	4,719,635	4,448,146
Unproved properties, not subject to amortization	237,058	201,121

Total oil and gas properties	4,956,693	4,649,267
Other property and equipment	53,704	53,115
Accumulated depreciation, depletion and amortization:
Proved oil and gas properties	(2,648,343)	(1,767,028)
Other property and equipment	(6,860)	(5,477)
Total accumulated depreciation, depletion and amortization	(2,655,203)	(1,772,505)
Total property and equipment, net	2,355,194	2,929,877
Insurance receivables	5,082	22,132
Other Assets, net of amortization	65,409	65,831

TOTAL ASSETS	$2,739,885	$3,392,793

Current Liabilities
Accounts payable	$3,925	$3,837
Accrued liabilities	112,722	107,815
Accrued capital costs	131,174	195,833
Deferred income tax	—	23,148
Abandonment liability	40,386	82,364
Accrued interest	12,873	12,567
Derivative financial instruments	3,599	—
Deferred tax liability	28,625	—

Total current liabilities	333,304	425,564

Long-Term Liabilities
Abandonment liability	406,733	325,880
Deferred income tax	77,801	319,766
Derivative financial instruments	16,174	—
Long-term debt	1,029,189	1,170,000
Other long-term liabilities	30,525	31,263

Total long-term liabilities	1,560,422	1,846,909

Stockholders’ Equity
Common stock, $.0001 par value; 180,000,000 shares authorized; 101,848,191 shares issued and outstanding at June 30, 2009; 180,000,000 shares authorized, 88,846,073 shares issued and outstanding at December 31, 2008	10	9
Additional paid-in capital	1,243,277	1,071,347
Accumulated other comprehensive income	38,994	78,181
Accumulated deficit	(436,122)	(29,217)

Total stockholders’ equity	846,159	1,120,320

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,739,885	$3,392,793

MARINER ENERGY, INC.
SELECTED CASH FLOW INFORMATION (1)
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2009	2008

Operating cash flow (2)	$280,532	$576,851
Changes in operating assets and liabilities	57,199	(25,371)

Net cash provided by operating activities	$337,731	$551,480

Net cash used in investing activities	$(319,241)	$(696,515)

Net cash provided by financing activities	$11,949	$167,715

Increase in cash and cash equivalents	$30,439	$22,680

(1)	Certain prior year amounts have been reclassified to conform to current year presentation.

(2)	See below for reconciliation of this non-GAAP measure.
IMPORTANT INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
AND CERTAIN STATISTICS
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Our forward-looking statements generally are accompanied by words such as “may”, “will”, “estimate”, “project”, “predict”, “believe”, “expect”, “anticipate”, “potential”, “plan”, “goal”, or other words that convey the uncertainty of future events or outcomes. Forward-looking statements provided in this press release are based on Mariner’s current belief based on currently available information as to the outcome and timing of future events and assumptions that Mariner believes are reasonable. Mariner does not undertake to update its guidance, estimates or other forward-looking statements as conditions change or as additional information becomes available. Mariner cautions that its forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development, production and sale of oil and natural gas. These risks include, but are not limited to, price volatility or inflation, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, and other documents filed by Mariner with the SEC. Any of these factors could cause Mariner’s actual results and plans of Mariner to differ materially from those in the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and other documents filed by Mariner with the SEC.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner.

Reconciliation of Non-GAAP Measure: Operating Cash Flow
Operating cash flow (OCF) is not a financial or operating measure under generally accepted accounting principles in the United States of America (GAAP). The table below reconciles OCF to related GAAP information. Mariner believes that OCF is a widely accepted financial indicator that provides additional information about its ability to meet its future requirements for debt service, capital expenditures and working capital, but OCF should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity.

	Six Months Ended
	June 31,
	2009	2008
	(In thousands)
	(Unaudited)

Net cash provided by operating activities	$337,731	$551,480
Less: Changes in operating assets and liabilities	57,199	(25,371)

Operating cash flow (non-GAAP)	$280,532	$576,851